Exhibit 10.4

FORM OF STOCK OPTION AWARD

Date

Name
Address
Address

Re: INCENTIVE / NON-QUALIFIED STOCK OPTION

Dear First Name:

     We are pleased to advise you that the Compensation Committee of the Company’s Board of Directors has granted you a stock option as provided below, pursuant to the Office Depot, Inc. Long-term Equity Incentive Plan (“the Plan”).

1. Option

     Your option is to purchase up to XXXX shares of the Company’s common stock (“Option Shares”), at an option price per share of $XX.XXX payable upon exercise. Your option will expire at the close of business on X/X/XXXX (the “Expiration Date”), subject to earlier expiration upon the termination of your employment as provided below. Your option is (not) intended to be an “incentive stock option” within meaning of Section 422 of the Internal Revenue Code.

     The option price of $XX.XXX per share reflects the fair market value of the Company’s common stock on the date of grant.

2. Exercise

a.	Normal Exercise — Except as otherwise set forth herein, your Option may be exercised in installments as follows: on each of the first, second and third anniversaries of the date of this letter, one-third of your option shares will be exercisable only if you are continuously employed by the Company or any subsidiary from the date of this letter until such anniversary date.

b.	Effect on Exercise in Case of Employment Termination - Notwithstanding paragraph 2(a) above, the following special exercise rules will apply if your employment with the Company terminates before you have exercised your option for all of your Option Shares:

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i)	Death. If you die while an employee of the Company or any subsidiary, your option will be exercisable with respect to 100% of your Option Shares by your estate or any person who acquired such option by bequest or inheritance, at any time until the earlier of 24 months after your death, or the Expiration date set forth in paragraph 1 above.

ii)	Retirement or Termination of Employment. Except as provided otherwise in paragraph 3(b) below due to termination for cause, if you retire from or terminate employment with the Company or any subsidiary, your option will be exercisable (with respect to only those Option Shares which are exercisable on the date of your retirement or termination of employment pursuant to paragraph 2(a) above) at any time prior to the earlier of the date which is 90 days after your retirement or termination of employment or the Expiration Date set forth in paragraph 1 above.

iii)	Death after Retirement or Termination of Employment. If you die after retirement or termination of employment, your option will be exercisable by your estate or any person who acquired such option by bequest or inheritance within the time frame and subject to the conditions in (ii) above.

c.	Options shall be exercisable in full from and after the date of any “change in control” of the Company, as such term is defined in the Plan or as it may be otherwise defined by the Committee from time to time.

3.	Expiration of Option

a.	Normal Expiration. In no event shall any part of your option be exercisable after the Expiration Date set forth in the paragraph 1 above.

b.	Early Expiration Upon Termination of Employment for Cause. If your employment is terminated for cause or you resign or cease to provide services to the Company in connection with or as a result of an act or omission for which the Company or any subsidiary could have terminated your employment for cause, or you have committed such act or omission (regardless of whether your employment is terminated), your option will expire on the day such event occurs.

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4. Procedure for Exercise

     You may exercise all or any portion of your option, to the extent it has become exercisable and is outstanding, at any time and from time to time prior to its expiration, by delivering written notice to the Company and your written acknowledgment that you have read, and have been afforded an opportunity to ask questions of management of the Company regarding all financial and other information provided to you regarding the Company, together with payment of the option price pursuant to Section 10(b) of the Plan. As a condition to any exercise of your option, you will permit the Company to deliver to you all financial and other information regarding the Company it believes necessary to enable you to make an informed investment decision.

5. Securities Laws Restrictions and Other Restrictions on Transfer of Option Shares

     You represent that when you exercise your option you will be purchasing Option Shares for your own account and not on behalf of others. You understand and acknowledge that federal and state securities laws govern and restrict your right to offer, sell or otherwise dispose of any Option Shares unless your offer, sale or other disposition thereof is registered under the Securities Act of 1933 (the “1933 Act”) and state securities laws, or in the opinion of the Company’s counsel, such offer, sale or other disposition is exempt from the registration thereunder. Section 18 of the Plan also describes other restrictions on the transfer of Option Shares. You agree that you will not offer, sell or otherwise dispose of any Option Shares in any manner which would: (i) require the Company to file any registration statement (or similar filing under state law) with the Securities and Exchange Commission or to amend or supplement any such filing, (ii) violate or cause the Company to violate the 1933 Act, the rules and regulations promulgated thereunder or any other state or federal law, or (iii) violate the restrictions contained in Section 18 of the Plan. You further understand that the certificates for any Option Shares you purchase will bear such legends as the Company deems necessary or desirable in connection with the 1933 Act or other rules, regulations or laws.

6. Non-Transferability of Option

     Your option is personal to you and is not transferable by you other than by will or the laws of descent and distribution. During your lifetime only you (or your guardian or legal representative) can exercise your option.

7. Conformity with Plan

     Your option is intended to conform in all respects with, and is subject to, all applicable provisions of the Plan which is incorporated herein by reference. Inconsistencies between this letter and the Plan shall be resolved in accordance with the terms of the Plan. By executing and

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returning the enclosed grant acknowledgment form, you agree to be bound by all of the terms of the Plan, including non-compete, confidentiality, non-solicitation, and no-hire provisions, and acknowledge availability and accessibility of the Plan document on the Company’s Intranet and/or the ability to obtain a copy by e-mailing or calling the Compensation department at Office Depot (XXX-XXX-XXXX). All definitions stated in the Plan shall apply to this letter.

8. Employment and Successors

     Nothing herein confers any right or obligation on you to continue in the employ of the Company or any subsidiary or shall affect in any way your right or the right of the Company or any subsidiary, as the case may be, to terminate your employment at any time. The agreements contained in this letter shall be binding upon and inure to the benefit of any successor of the Company.

9. Entire Agreement

     The agreements contained in this letter constitute the entire understanding between you and the Company, and supersede all other agreements, whether written or oral, with respect to the acquisition by you of common stock of the Company upon exercise of the option granted hereunder.

Please execute the Stock Option Grant Acknowledgment Form and return it to the Stock Option Administrator at the corporate offices to confirm your understanding and acceptance of the agreements contained in this letter.

Very truly yours,

OFFICE DEPOT, INC.

By

Neil Austrian
Chairman and Chief Executive Officer

enclosures: 1. Stock Option Grant Acknowledgment Form